EXHIBIT 10.22

HEARST-ARGYLE TELEVISION, INC.

2003 INCENTIVE COMPENSATION PLAN

1.	Purpose of the Plan.

The purpose of the Plan is to enable the Compensation Committee to establish performance goals for officers and other select employees of Hearst-Argyle Television, Inc. and its subsidiaries, to determine bonuses which will be awarded to such officers and select employees on the basis of performance goals established for them and to ensure that bonus payments are in accordance with the arrangements established by the Committee.

2.	Definitions.

As used in this Plan, the following definitions apply:

(a) “Bonus” means the bonus to which an Employee is entitled under a bonus arrangement established by the Committee under the Plan.

(b) “Bonus Formula” means the formula for calculating an Employee’s Bonus on the basis of, a performance goal established under the Plan or otherwise.

(c) “EBITDA” means earnings before interest, taxes, depreciation and amortization.

(d) “Employee” means an employee of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee or a subcommittee of the Compensation Committee consisting solely of Outside Directors.

(g) “Company” means Hearst-Argyle Television, Inc., a Delaware corporation, and its more than 50% owned subsidiaries.

(h) “Compensation Committee” means the Compensation Committee of the Company’s Board of Directors; provided, however, that, with respect to any Employee who is expected by the Committee to be a “covered employee” within the meaning of Section 162(m) of the Code for the year for which an award hereunder is made, all of the rights and responsibilities of the Committee hereunder (as determined without regard to this provision) shall be the rights and responsibilities of a subcommittee of the Compensation Committee consisting solely of at least two Outside Directors.

(i) “Outside Director” means a director of the Company who qualifies as an independent director for the purposes of Section 162(m) of the Code.

(j) “Plan” means this Hearst-Argyle Television, Inc. 2003 Incentive Compensation Plan.

3.	Authority to Establish Performance Goals and Bonuses.

(a) The Committee will have the authority to establish for any Employee who is an officer, or who the Committee determines to be a participating employee, of the Company or any subsidiary a performance goal, and a Bonus Formula related to that performance goal, for any fiscal year of the Company, or for a period which is shorter or longer than a single fiscal year. A Bonus Formula (i) may be a percentage, or may be based upon the extent of achievement of specified levels, of (x) the Company’s consolidated pre-tax or after-tax earnings or EBITDA, (y) the pre-tax or after tax earnings, or the EBITDA, of any particular subsidiary, division or other business unit of the Company or (z) changes (or the absence of changes) in the per share or aggregate market price of the Company’s common stock, or (ii) the extent of achievement of specified levels of revenues, earnings, costs, broadcast cash flow, operating cash flow, return on assets, return on equity, return on capital or return on investment with regard to the Company, particular subsidiaries, divisions or other business units of the Company or particular Employees or groups of employees. Performance goals may be absolute amounts or percentages of amounts or may be relative to the performance of other companies or of indexes. Notwithstanding the foregoing, in the case of any Bonus for which an exception from the limitations of Section 162(m) of the Code is not being sought, the Committee may grant such Bonus on bases other than as contemplated above.

(b)   The Committee may determine the Bonus Formula which will determine the Bonus an Employee will receive with regard to a fiscal year or other period. However, no Employee may be awarded a Bonus for any fiscal year in excess of $2 million. Notwithstanding any other provision hereof, the Committee may, at any time at or before the time at which it issues a certification in respect of an Employee’s Bonus as contemplated by Section 4, provide in its discretion (which, for the avoidance of doubt, need not be exercised uniformly) for the elimination or reduction of the amount payable as the Bonus to that particular Employee (and the reduced amount (or zero dollars, in the case of an elimination) shall thereupon be the amount of the Employee’s Bonus.

(c)   When the Committee establishes a performance goal and Bonus Formula for an Employee, the Committee may provide (i) that the resulting Bonus will be paid in a single lump sum or that the resulting Bonus will be paid over a period of years, with or without interest on deferred payments, and (ii) if a Bonus is to be paid over a period of years, whether the right to the unpaid portion of the Bonus will be forfeited if the Employee ceases to be employed by the Company before the bonus is paid in full.

4.	Review of Payment of Bonuses.

Promptly after the end of each fiscal year of the Company, the management of the Company will present to the Committee a list showing with regard to each employee who has become entitled to a Bonus with regard to that fiscal year (i) the Employee’s performance goal or Bonus Formula with regard to that fiscal year, (ii) the extent to which the performance goal was achieved or exceeded, or other applicable information relating to the performance goal or otherwise applicable to the Employee’s Bonus Formula, and (iii) the Bonus to which the Employee is entitled with regard to the fiscal year. No Bonus may be paid to an Employee with regard to a fiscal year until the Committee certifies that the Bonus with regard to that Employee shown on the list (or on an amended list) is correct based upon the performance goal and the Bonus Formula established for the Employee with regard to the fiscal year.

5.	Administration of the Plan.

(a)   The Plan will be administered by the Committee.

(b)   The Committee will have full power to construe, interpret and administer the Plan and to establish and change the rules and regulations for its administration. Any interpretation by the Committee of the Plan or of any performance goal or Bonus Formula established for an Employee under the Plan, and any determination of the Committee regarding the Bonus to which any employee is entitled, will bind the Company and all Employees who are affected by it.

(c)   The Committee will have total discretion to determine whether performance goals and Bonus Formulae are to be established under the Plan for particular Employees. The Committee will not be required to establish similar performance goals or similar Bonus Formulae for employees who hold similar positions.

6.	No Rights to Continued Employment.

Nothing in the Plan or in the establishment of any performance goal or Bonus Formula, and no award of any Bonus which is payable immediately or in the future (whether or not future payments may be forfeited), will give any officer or employee of the Company a right to continue to be an officer or employee of the Company or in any other way affect the right of the Company to terminate the officer position or employment of any officer or employee at any time.

7.	Effective Date.

This Plan is effective as of May 6, 2003, provided that the stockholders of the Company approve the Plan at the first annual meeting of stockholders held after that date. Performance goals and Bonus Formulae may be established prior to the time the stockholders of the Company approve this Plan. However, no Bonuses will be paid under this Plan unless it is approved by the stockholders of the Company.

8.	Amendments of the Plan.

The Committee may, with the approval of the Board of Directors of the Company, amend the Plan at any time, except that no amendment to the Plan will be effective if it materially changes any of the criteria on which Bonuses may be based, alters the maximum Bonus which may be paid to an Employee with regard to a fiscal year or other period, or otherwise materially changes the Plan, unless, to the extent required under the rules of Section 162(m) of the Code, the amendment is approved by the stockholders of the Company. Without limiting the Committee’s discretion under Section 3(b), no amendment to the Plan may change any performance goal or Bonus Formula which has been established for an Employee, or affect any Employee’s right to receive a Bonus which has been earned as a result of a performance goal or Bonus Formula established for the Employee, before the amendment, unless the Employee consents to the change.

9.	Termination of the Plan.

The Plan may be terminated at any time by the Committee, with the approval of the Board of Directors of the Company. However, termination of the Plan will not affect any performance goal or Bonus Formula which has been established before the Plan is terminated or the right of any Employee to receive payments of a Bonus which the Employee earned before the Plan is terminated.

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As approved by the Compensation Committee of the Company on March 24, 2003.

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